EIGHTH AMENDMENT OF AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS EIGHTH AMENDMENT OF AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into effective March 28, 2011, between ALAMO GROUP INC., a Delaware corporation (“Borrower”), each of the banks or other lending institutions that is a signatory to this Amendment (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (in such capacity, together with its successors and permitted assigns, “Administrative Agent”).

R E C I T A L S

A.        Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement dated as of August 25, 2004, by and among Borrower, Lenders, and Administrative Agent (as renewed, extended, modified, and amended from time to time, the “Credit Agreement”), providing for a revolving line of credit and a letter of credit facility.

B.         Borrower and each member of the Obligated Group previously pledged to Administrative Agent, for the benefit of Administrative Agent and Lenders, a first priority security interest in certain assets of Borrower and each member of the Obligated Group in order to secure the Obligation.

C.         Borrower, Administrative Agent, and lenders desire to amend the Credit Agreement to (a) release the security interest referenced in Recital B above, (b) reduce the aggregate Commitment to a maximum of $100,000,000, and (c) other changes as set forth in this Amendment.

D.        In connection with the Credit Agreement, and in order to evidence Borrower’s obligations thereunder, Borrower executed and delivered to Lenders (a) a Second Amended and Restated Revolving Credit Note dated May 7, 2007, payable to the order of Bank of America, N.A. in the original principal amount of $40,000,000 (the “Existing BofA Note”), (b) a Revolving Credit Note dated November 5, 2009, payable to the order of Wells Fargo Bank, National Association in the original principal amount of $40,000,000 (the “Existing Wells Note”), (c) a Second Amended and Restated Revolving Credit Note dated May 7, 2007, payable to the order of Guaranty Bank in the original principal amount of $25,000,000 (the “Existing Guaranty Note”), and (d) a Revolving Credit Note dated May 7, 2007, payable to the order of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch in the original principal amount of $20,000,000 (the “Existing Rabobank Note” the Existing BofA Note, the Existing Wells Note, the Existing Guaranty Note, and the Existing Rabobank Note are collectively, the “Original Notes” and individually, an “Original Note”).

E.         Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.

F.         Borrower, Lenders, and Administrative Agent desire to modify certain provisions contained in the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Amendments to the Credit Agreement.

(a)        Paragraph C. of the Recitals of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

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C.         The Company has requested that Lenders make available under this facility $100,000,000, and give the Company the option to expand the facility by $50,000,000, in two separate tranches of $25,000,000 each, up to an aggregate amount of $150,000,000, at the Company’s election and pursuant to the terms of this Agreement.

(b)        Section 1 of the Credit Agreement is hereby amended to delete the definitions of “Loan Documents,” “Permitted Acquisition,” “Revolving Credit Notes,” and “Termination Date” in their entirety and replace such definitions with the following:

“Loan Documents” means (a) this Loan Agreement, the Notes, the Letter of Credit, each Guaranty Agreement, (b) all agreements, certificates, documents or instruments in favor of Administrative Agent or Lenders ever delivered pursuant to this Loan Agreement or otherwise delivered in connection with all or any part of the Obligation, and (c) any and all future renewals, extensions, restatements, reaffirmations, or amendments of, or supplements to, all or any part of the foregoing.

“Permitted Acquisition” means an Acquisition by the Company or any Consolidated Subsidiary of the Company with respect to which each of the following conditions shall have been satisfied:

(a)        the consideration paid for any individual Acquisition shall be $50,000,000 or less, provided however that, notwithstanding the limitation in this clause (a), the consideration paid for the Gradall Acquisition shall not exceed $65,000,000;

(b)        as of the closing of such Acquisition, after giving effect to such Acquisition, no Event of Default or Potential Default shall exist or occur as a result of, and after giving effect to, such Acquisition; and

(c)        not less than five (5) Business Days prior to the closing of any Acquisition, Administrative Agent shall have received a certificate in the form of Exhibit Q dated on or immediately prior to the date of the Acquisition, executed by the President or a Vice President of the Company confirming that all representations and warranties set forth in the Loan Documents continue to be true and correct in all material respects immediately prior to and after giving effect to the Acquisition and the transactions contemplated thereby, and, for any Acquisition in which the total consideration is equal to or greater than $30,000,000, certifying pro forma financial statements of the Company and its Consolidated Subsidiaries demonstrating compliance with the covenant set forth in Section 8.16 including in such calculation the Target Operating Cash Flow (as if the business, assets or Person acquired had been acquired since the first (1st) day of the period for which such pro forma financial statements are delivered and had been managed and conducted in accordance with the Company’s standard business practices) for the prior four (4) fiscal quarters of the Company and its Consolidated Subsidiaries.

“Revolving Credit Notes” means collectively, (a) the Third Amended and Restated Revolving Credit Notes dated March 28, 2011, executed by the Company, substantially in the form of Exhibit B attached hereto, one payable to each Lender, each in an amount equal to the Revolving Credit Commitment of such Lender, all such notes as the same may be amended, supplemented, modified or restated from time to time, evidencing the obligation of the Company to repay the Revolving Credit Loan, and all renewals, modifications and extensions thereof.

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“Termination Date” means the earliest date on which any of the following events occurs: (a) March 28, 2016; (b) the date that Required Lenders terminate their commitment to lend hereunder, after the occurrence of an Event of Default; or (c) such earlier date as may be agreed upon in writing by the Company and Required Lenders.

(c)        Section 1 of the Credit Agreement is hereby amended to delete the definitions of “Collateral” and “Collateral Documents”.

(d)        Section 2.01(b)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(i)         Upon notice to Administrative Agent (which shall promptly notify Lenders), the Company may from time to time, request an increase in the Revolving Credit Commitments of up to $50,000,000, resulting in an increased Revolving Credit Commitments of up to $150,000,000, provided that, (A) each increase in the Revolving Credit Commitments shall be in the minimum amount of $25,000,000, (B) after giving effect to the increase in the Revolving Credit Commitments, the Revolving Credit Commitments do not exceed $150,000,000, and (C) no Potential Default or Event of Default exists. At the time of sending such notice, the Company (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to Lenders). Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment, and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Administrative Agent shall notify the Company and each Lender of Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Company may also invite additional eligible assignees to become Lenders. Any increase in the Revolving Credit Commitments must be effected by an amendment that is executed in accordance with Section 12.01 by the Company, Administrative Agent, and the one or more Lenders who have agreed to increase their Commitments or by new Lenders who have agreed to new Commitments in accordance with Section 12.01.

(e)        Section 2.02(a)(ii)(A) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(A)       subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than one hundred eighty (180) days after the date of issuance or last extension; or

(f)         Section 2.05(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

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(d)           Applicable Margin. As used in this Agreement and the other Loan Documents, “Applicable Margin” means, as to the Loans, a rate per annum determined for each fiscal quarter during the Company's Fiscal Year, beginning with the quarter ending March 31, 2011, by reference to the Leverage Ratio as of the end of the fiscal quarter (herein called the “date of determination”), as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 8.01(d) and the type of Advance or Facility Fee, as applicable, as follows:

(i)         if, on any date of determination, the following is met:  the Leverage Ratio is equal to or less than 1.00 to 1.0, then the Applicable Margin during the fiscal quarter following the date of determination, expressed as a rate per annum, shall be 0.00% for Prime Rate Advances, 1.75% for Eurodollar Advances, and 0.10% for the Facility Fee; and if not, then

(ii)        if, on any date of determination, the following is met: the Leverage Ratio is greater than 1.00 to 1.0 and less than or equal to 2.00 to 1.0, then the Applicable Margin during the fiscal quarter following the date of determination, expressed as a rate per annum, shall be 0.15% for Prime Rate Advances, 2.25% for Eurodollar Advances, and 0.125% for the Facility Fee; and if not, then.

(iii)       if, on any date of determination, the following is met: the Leverage Ratio is greater than 2.00 to 1.0 and less than or equal to 3.00 to 1.0, then the Applicable Margin during the fiscal quarter following the date of determination, expressed as a rate per annum, shall be 0.25% for Prime Rate Advances, 2.75% for Eurodollar Advances, and 0.25% for the Facility Fee; and if not, then

(iv)       if, on any date of determination, the following is met: the Leverage Ratio is greater than 3.00 to 1.0, then, the Applicable Margin during the fiscal quarter following the date of determination, expressed as a rate per annum, shall be 0.30% for Prime Rate Advances, 3.25% for Eurodollar Advances, and 0.375% for the Facility Fee.

For Eurodollar Advances, the Applicable Margin for a Loan Year applies both to (i) Advances made during the current Loan Year and (ii) Advances outstanding during the current Loan Year that were made during a prior Loan Year.

If the interest rate changes hereunder because of a change in the Applicable Margin, interest shall accrue at the changed rate beginning the first day of the month  after the earlier of the date on which the Company provides, or by which it was required to provide, pursuant to Section 8.01(d) of this Agreement, the financial information necessary to determine the Applicable Margin.  The Applicable Margin in effect from January 1, 2011 through the delivery of the Compliance Certificate for the period ending March 31, 2011 shall be determined based upon the Pricing Level set forth in clause (i) above.

(g)        Section 4.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following::

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4.13     Security.  The Obligation shall be unsecured.

(h)        Section 8.01(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(e)        Additional Reports.  The Company shall cause its legal counsel to deliver to Administrative Agent, within one hundred twenty (120) days after the end of each calendar year, a letter summarizing the status of all material pending litigation involving or affecting the Company or its Consolidated Subsidiaries or any of their assets.  The Company shall have satisfied the requirement set forth in this clause (e) if it furnishes to Administrative Agent a letter comparable to and consistent with that furnished by the Company’s counsel to the Company’s outside auditors in response to an audit inquiry covering the same calendar year.

(h)        Section 8.01(f) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            (f)         Permitted Acquisitions.  Not less than five (5) Business Days prior to the closing of any Acquisition, the Company shall deliver to Administrative Agent (i) a certificate in the form of Exhibit Q dated on or immediately prior to the date of the Acquisition, executed by the President or a Vice President of the Company confirming that all representations and warranties set forth in the Loan Documents continue to be true and correct in all material respects immediately prior to and after giving effect to the Acquisition and the transactions contemplated thereby, and, for any Acquisition in which the total consideration is equal to or greater than $30,000,000, certifying pro forma financial statements of the Company and its Consolidated Subsidiaries demonstrating compliance with the covenant set forth in Section 8.16 including in such calculation the Target Operating Cash Flow (as if the business, assets or Person acquired had been acquired since the first (1st) day of the period for which such pro forma financial statements are delivered and had been managed and conducted in accordance with the Company’s standard business practices) for the prior four (4) fiscal quarters of the Company and its Consolidated Subsidiaries and (ii) such additional information and documentation reasonably requested by Administrative Agent and Lenders regarding the Acquisition.

(i)         Section 8.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.16.    Leverage Ratio.  The Company, as of any date during the term hereof, shall maintain a ratio of Consolidated Funded Debt to Operating Cash Flow (the “Leverage Ratio”) not exceeding 3.00 to 1.00; notwithstanding the foregoing, the Leverage Ratio may be as high as 3.75 to 1.00 for the period beginning on the date Borrower consummates a Permitted Acquisition through and including the date that is eighteen (18) months after such date (each such period an “Increased Leverage Period”), in each case so long as the following conditions precedent are satisfied:

(a)        such Increased Leverage Period is due solely to the effects of a Permitted Acquisition; and

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(b)        the Company must demonstrate a Leverage Ratio of not more than 3.00 to 1.00 for two (2) full fiscal quarters immediately following the end of any Increased Leverage Period.

(j)         The last Paragraph of Section 9.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding the foregoing and, specifically, the parenthetical exclusion contained in subparagraph (iv) above, the Obligated Group, as a whole, or any member or combination of members of the Obligated Group, may incur during the term of this Commitment, new Indebtedness For Borrowed Money (including, without limitation, purchase money Indebtedness) (the “Other Indebtedness”) not exceeding $15,000,000, in the aggregate outstanding at any time.  The foregoing $15,000,000 aggregate limitation on Other Indebtedness during the term of this Loan Agreement shall apply to the entire Obligated Group and shall be calculated based on the aggregate dollar value of Other Indebtedness incurred by all members of the Obligated Group, but shall not be double counted for purposes of calculating the $15,000,000 limitation if two or more members of the Obligated Group are primary obligors on the same Other Indebtedness.  Provided however that, should the Other Indebtedness exceed $7,500,000 in the aggregate outstanding at any time and have a stated maturity of more than five (5) years from the date of the incurrence of such Other Indebtedness, the Company agrees that the Company shall negotiate in good faith with Agent and Lenders to amend this Agreement to provide for a fixed charge coverage ratio acceptable to Agent and Lenders.  The foregoing restrictions on the incurrence of Other Indebtedness shall not prohibit any Subsidiary that is not a member of the Obligated Group from incurring Other Indebtedness, so long as no member of the Obligated Group is a co-maker, surety or guarantor of that Other Indebtedness (except for the $7,500,000 allowance) permitted above.

(k)       Section 9.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.12.    Limitation on Capital Expenditures.  Except for Capital Expenditures for assets acquired pursuant to a Permitted Acquisition, the Obligated Group will not  incur, make, create, contract,  assume, have outstanding, guarantee or otherwise be or become liable, directly or indirectly, for, in the aggregate, any Capital Expenditure exceeding $20,000,000 in any fiscal year.

(l)         Section 11.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

11.09   Guaranty Matters.  The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.09.

(m)       Exhibit J (and attached Schedule A thereto) are hereby deleted in their entirety and replaced with Exhibit J (and attached Schedule A) attached hereto.

(n)        Exhibit R to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit R attached hereto.

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2.         Notes.  Borrower shall execute (a) a Third Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Bank of America, N.A. in the original principal amount of $35,000,000 (the “BofA Note”), (b) an Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Wells Fargo Bank, National Association in the original principal amount of $32,000,000 (the “Wells Note”), (c) a Third Amended and Restated Revolving Credit Note dated March 28, 2011, payable to the order of Compass Bank, as successor in interest to Guaranty Bank, in the original principal amount of $17,000,000 (the “Compass Note”), and (d) an Amended and Restated Note dated March 31, 2011, payable to the order of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch in the original principal amount of $16,000,000 (the “Rabobank Note” the BofA Note, the Wells Note, the Compass Note, and the Rabobank Note are collectively, the “Amended and Restated Notes” and individually, an “Amended and Restated Note”) which Amended and Restated Notes are in amendment, restatement, and decrease, and not extinguishment, of the Original Notes.

3.         Amendment of Credit Agreement and Other Loan Documents.

(a)        All references in the Loan Documents to the Credit Agreement shall include references to the Credit Agreement as modified and amended by this Amendment, and as may, from time to time, be further modified, amended, restated, extended, renewed, and/or increased.

(b)        All references in the Loan Documents to any Original Note shall include references to the Amended and Restated Notes as modified and amended by this Amendment, and as may, from time to time, be further modified, amended, restated, extended, renewed, and/or increased.

(c)        Any and all of the terms and provisions of the Loan Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

4.         Ratifications. Borrower (a) ratifies and confirms all provisions of the Loan Documents as amended by this Amendment, (b) ratifies and confirms that all guaranties, assurances, and Liens granted, conveyed, or assigned to Administrative Agent for the benefit of Lenders under the Loan Documents are not released, reduced, or otherwise adversely affected by this Amendment and continue to guarantee, assure, and secure full payment and performance of the present and future Obligation (except (i) to the extent specifically limited by the terms of such Guaranties, assurances or Liens, or (ii) as otherwise permitted in this Amendment), and (c) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents, and certificates as Administrative Agent and Lenders may reasonably request in order to create, perfect, preserve, and protect those guaranties, assurances, and Liens.

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5.         Representations.  Borrower represents and warrants to Administrative Agent and Lenders that as of the date of this Amendment: (a) each of the items and documents listed on Exhibit A (the “Amendment Documents”) have been duly authorized, executed, and delivered by Borrower and each Guarantor, as applicable; (b) no action of, or filing with (other than filing of financing statements in connection with the Collateral), any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance of the Amendment Documents by Borrower and each Guarantor; (c) the Loan Documents, as amended by the Amendment Documents, are valid and binding upon Borrower and each Guarantor and are enforceable against Borrower and each Guarantor in accordance with their respective terms, except as limited by debtor relief laws and general principles of equity; (d) the execution, delivery, and performance by Borrower and each Guarantor of the Amendment Documents does not require the consent of any other Person and do not and will not constitute a violation of any governmental requirement, order of any Governmental Authority, or material agreements to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound; (e) all representations and warranties in the Credit Agreement are true and correct in all material respects on and as of the date of this Amendment, except to the extent that (i) any of them speak to a different specific date, or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement; and (f) after giving effect to the Amendment Documents, no Potential Default or Event of Default exists.

6.         Conditions.  This Amendment shall not be effective unless and until:

(a)        the Administrative Agent shall have received fully executed originals of each of the Amendment Documents, each acceptable to Administrative Agent in its sole discretion;

(b)        the representations and warranties in this Amendment are true and correct in all material respects on and as of the date of this Amendment, except to the extent that (i) any of them speak to a different specific date, or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement;

(c)        Borrower shall have paid to Administrative Agent (i) for the account of each Lender, an amendment fee in an amount equal to fifteen basis points (0.15%) times the Commitment of such Lender after giving effect to this Amendment and (ii) all other fees and expenses required to be paid by Borrower under the Loan Documents; and

(d)        after giving effect to this Amendment, no Potential Default or Event of Default exist.

7.         Continued Effect.  Except to the extent amended hereby or by any documents executed in connection herewith, all terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

8.         Release of Liens.  Administrative Agent and Lenders hereby release the liens in the Collateral granted by the Obligated Group to Administrative Agent, for the benefit of Lenders, pursuant to the Collateral Documents (collectively, the “Security Interests”).  Administrative Agent and Lenders hereby authorize Borrower to file UCC-3 termination statements in the appropriate jurisdictions in order to terminate the Security Interests.

9.         Miscellaneous.  Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment shall be construed -- and its performance enforced -- under Texas law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

10.       Parties.  This Amendment binds and inures to Borrower, Administrative Agent, and each Lender and their respective successors and permitted assigns.

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11.       ENTIRETIES.  THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED BY THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE CREDIT AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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Signature Pages to Follow.]

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EXECUTED as of the day and year first mentioned.

ALAMO GROUP INC.,
a Delaware corporation

By: /s/Robert H. George
Robert H. George
Vice President

A-241554.4	EXHIBIT R